Exhibit 99.2

Cleantech Solutions International Enters into Conditional Share Swap Agreement with
Marvel Finance Limited to Extend its Footprint in Advanced Media Technology

HONG KONG, Nov. 22, 2017 -- Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (“CLNT”) (Nasdaq: CLNT) today announced that its wholly-owned subsidiary, Vantage Ultimate Limited (“Vantage”), has entered into a conditional share swap agreement with Marvel Finance Limited (“Marvel”), to acquire Marvel’s 51% interest in the issued share capital of Integrated Media Technology Limited (“IMT”) (Nasdaq: IMTE). The terms of the agreement provide that Marvel shall transfer 51% of the issued share capital of IMT (which is valued at US$13,482,410, based on 1,348,241 ordinary voting shares at a price of US$10.00 per IMT share). In exchange, the Company shall issue a certain number of its shares of common stock, representing 19.5% of the issued and outstanding shares of CLNT, and a 5-year interest-free promissory note with a principal amount of US$11,482,410 to Marvel. The agreement is subject to various conditions, including entry into a definitive agreement satisfactory to both parties and legal and financial due diligence.

“We are excited about our collaboration with Dr. Herbert Ying Chiu Lee, Founder and CEO of IMT, as we explore the development of advanced technologies,” said Parkson Yip, COO of Cleantech Solutions. “Dr. Lee has extensive experience in technology research and development management, particularly in knowledge management systems and 3D autostereoscopic displays. We believe Dr. Lee will make valuable contributions that will enable CLNT to enhance our technological capabilities and advance our products and services in a more effective and customer-driven manner.”

There can be no assurances that the parties may enter into any agreement to do a transaction, and even if an agreement is entered into, there can be no assurances that such transaction will be consummated.

About Cleantech Solutions International

Cleantech Solutions International (“CLNT”), through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company’s latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.